Exhibit 99.1

news release

NYSE: TC
TSX: TCM, TCM.WT
March 31, 2011	TSX-V:TRX.WT, TRX.WT.A

THOMPSON CREEK ANNOUNCES COMPLETION OF $132 MILLION

EQUIPMENT FINANCING

Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified North American mining company, today announced that it has completed a $132 million equipment financing facility with Cat Financial Services Limited (“Cat Financial”), pursuant to which Cat Financial has agreed to underwrite up to $132 million in mobile fleet equipment financing for Thompson Creek’s Mt. Milligan copper-gold mine located in British Columbia (the “Equipment Finance Facility”).

The equipment fleet is expected to include haul trucks, shovels, drills, loaders, dozers and other units of mining support equipment and is expected to be delivered to the Mt. Milligan copper-gold mine throughout 2012.  Drawdowns against the Equipment Finance Facility will occur as the equipment is delivered.  Each drawdown will be for a term of five years and will be secured by the underlying equipment.

“We have crossed another major milestone in the development of the Mt. Milligan copper-gold mine and are extremely pleased to have Cat Financial endorse the future Mt. Milligan mining operation.   As previously announced, we believe cash on hand, cash flow from operations, funds from financing facilities and expected funds from the exercise of warrants will be sufficient to fund the construction and development of the Mt. Milligan copper-gold mine.  We look forward to the completion of the mine in late 2013,” said Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek.

Thompson Creek also announced that it has selected Finning Canada (“Finning”) and Bucyrus Canada Limited (“Bucyrus”) as mining equipment suppliers for the Mt. Milligan project, pursuant to which Finning and Bucyrus will supply mobile mining equipment, parts and equipment maintenance services to the Mt. Milligan mine.

“We are proud to have partnered with Finning and Bucyrus, leading equipment suppliers in the mining sector, and look forward to working with them on the Mt. Milligan project,” said Mr. Loughrey.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.   The Company produces molybdenum at its 100%-owned Thompson Creek mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in northern British Columbia, which is expected to commence production in 2013.  Among the Company’s development projects are the Mount Emmons molybdenum property in Colorado and the Davidson molybdenum and Berg copper-molybdenum-silver properties in northern British Columbia.  Thompson Creek has approximately 928 employees.  Its principal executive office is in Denver, Colorado, and it also has offices in Vancouver, British Columbia and Toronto, Ontario. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking information’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  Often, but not always, forward-looking statements include:  statements with respect to future financial or operating performance of Thompson Creek or its subsidiaries and it projects; statements regarding future inventory, capital expenditures and exploration expenditures; 2011 operating goals; and 2011 molybdenum prices.

Such factors include, among others, risks related to general business, economic, competitive, political and social uncertainties including the  global economic conditions, the volatility in molybdenum prices; risks related to foreign currency fluctuations; energy prices & fluctuations; title disputes or claims; limitations of insurance coverage; changes in governmental regulation of mining operations; risks related to the volatility of Thompson Creek’s share price; changes in environmental regulation; the actual results of current exploration activities; actual results of reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations of ore grade or recovery rates; impurities and toxic substances in the mined material; and failure of plant, equipment or processes to operate as anticipated.  Additional factors that could cause Thompson Creek’s results to differ from those described in the forward-looking information can be found in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K and subsequent documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Forward-looking statements contained herein are made as of the date of this news release and Thompson Creek disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as required by law.  There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

For more information, please contact:

Pamela Solly Director Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com